Exhibit 10.4

SECOND AMENDMENT TO INDUSTRIAL LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Second Amendment”) is made as of the 13th day of November, 2014 (the “Effective Date”), by and between MLRP 1319 MARQUETTE LLC, a Delaware limited liability company (“Landlord”), and NANOPHASE TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

RECITALS:

A. Landlord’s predecessor-in-interest, CP FINANCING TRUST, a Maryland real estate financing trust, and Tenant entered into that certain Industrial Building Lease dated June 15, 2000 (the “Original Lease”) as amended by that certain Lease Amendment dated October 1, 2005 (“First Amendment”), by and between Tenant and Landlord’s predecessor-in-interest, CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust, with respect to that certain Premises (defined in the Lease) at the address commonly known as 1319 Marquette, Romeoville, Illinois (the Original Lease and First Amendment shall be collectively referred to hereinafter as the “Lease”);

B. The Lease is scheduled to expire on December 31, 2015; and

C. Landlord and Tenant desire to extend the term of the Lease and amend certain other provisions of the Lease, subject to the terms, covenants and conditions of this Second Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby amend the Lease in the following respects only:

1. Lease in Full Force and Effect; Definitions. Except as herein modified or amended, the provisions, conditions, and terms of the Lease shall remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto. Capitalized terms used in this Second Amendment shall have the same definitions as set forth in the Lease to the extent such capitalized terms are defined therein and are not redefined in this Second Amendment. All references to the terms “Lease”, “the Lease” or “this Lease” provided in the Lease shall refer to the Lease, as amended herein, unless the context dictates otherwise.

2. Extension of Term. The Term of the Lease is hereby extended from its current expiration date for a period of forty-eight (48) months (the “Second Extension Term”), commencing on January 1, 2016 (the “Rent Commencement Date”) and ending on December 31, 2019. All references in the Lease to the “term” or “Term” shall include the Second Extension Term.

3. Rent Following Rent Commencement Date. Notwithstanding anything in the Lease to the contrary, beginning on the Rent Commencement Date, Tenant shall pay Base Rent for the Premises in the same manner required by the Lease in the following amounts:

Period	Annual Base Rent	Monthly Base Rent
1/1/16 to 12/31/16	$305,331.60	$25,444.30
1/1/17 to 12/31/17	$312,964.89	$26,080.41
1/1/18 to 12/31/18	$320,789.01	$26,732.42
1/1/19 to 12/31/19	$328,808.74	$27,400.73

Tenant shall continue to pay Additional Rent and all other amounts due to Landlord, as required under the Lease.

4. Landlord’s Work. Prior to the Rent Commencement Date, Landlord shall perform the work set forth on Exhibit A, attached hereto and made a part hereof, to the parking lot serving the Premises (the “Landlord’s Work”). Landlord shall be solely responsible for the cost and expense of Landlord’s Work. Tenant acknowledges that Landlord’s Work may impact Tenant’s use and operations at the Premises and that Tenant will reasonably cooperate with Landlord and its contractors in order to allow for the completion of Landlord’s Work. Landlord shall not be liable for any inconvenience, annoyance, disturbance or other damage to Tenant by reason of the performance of such work or on account of bringing materials, supplies and equipment into, onto or through the property during the course thereof and the obligations of Tenant under this Lease shall not thereby be affected; provided, however, that Landlord shall use commercially reasonable efforts to prevent Landlord’s Work from interfering with Tenant’s use and operations at the Premises.

5. Extension Option.

(a) Subject to Subsections (b), (c), and (d) below, Tenant shall have the option (the “Extension Option”) to extend the Term for the entire Premises for one (1) period of five (5) years (the “Third Extension Term”). The Third Extension Term shall be upon the same terms contained in the Lease, excluding the provisions of this Section and Section 4 of this Second Amendment; and any reference in the Lease to the “Term” of the Lease shall be deemed to include the Third Extension Term and apply thereto, unless it is expressly provided otherwise. Tenant shall have no additional extension options.

(b) The Base Rent during the first year of the Third Extension Term shall be at 90% of the Market Rate (defined herein) for such space commencing on the first day of the Third Extension Term. The Base Rent during each year, other than the first year, of the Third Extension Term shall be subject to 2.5% annual increases during the Third Extension Term in the same manner as such Base Rent was increased during the initial Term. “Market Rate” shall mean the then prevailing market negotiated rate for a comparable term commencing on the first day of the Third Extension Term for tenants of comparable size and creditworthiness for space comparable to the Premises in comparable buildings within a ten (10) mile radius of the Premises, as reasonably determined by Landlord.

(c) To exercise the Extension Option, Tenant must deliver an initial non-binding notice to Landlord not less than nine (9) months prior to the expiration of the then current Term. If Tenant provides Landlord with its non-binding notice of exercise of its Extension Option, then at some point within thirty (30) days of such notice, Landlord shall calculate and inform Tenant of the Base Rent for the Premises. Such calculation shall be final and shall not be recalculated at the actual commencement of the Third Extension Term, if any. Tenant shall, within fifteen (15) days after receiving Landlord’s calculation of Base Rent, either accept Landlord’s proposed Base Rent and give Landlord final binding notice of its intent to exercise the Extension Option, or object to Landlord’s proposed Base Rent. If Tenant fails to give either its initial non-binding notice or its final binding notice of objection timely, Tenant will be deemed to have waived the Extension Option. If Tenant objects to Landlord’s proposed Base Rent, Landlord and Tenant shall use diligent efforts to negotiate a mutually agreeable rate of Base Rent. If Landlord and Tenant are unable to reach agreement within twenty (20) days after the Landlord’s receipt of Tenant’s notice of objection, then Tenant shall have the option, by written notice to Landlord within seven (7) days after such 20-day period, to either (x) revoke its exercise of the Extension Option, or (y) to submit the calculation of Base Rent to binding appraisal as provided in subsections (i)-(iv) below. If Tenant fails to timely respond during such 7-day period, Tenant will be deemed to have waived the Extension Option.

(i) If the Base Rent calculation is submitted to appraisal, then within seven (7) days after the expiration of the 7-day period referenced above, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Market Rate. If the higher of such estimates is less than five percent (5%) more than the lower estimate, then the Market Rate shall be the average of the two and appraisal shall not be necessary. Otherwise, the dispute shall be resolved by appraisal in accordance with (2) below.

(ii) Within seven (7) days after the exchange of estimates, the parties shall select as an appraiser an independent Illinois licensed real estate broker with at least ten (10) years of experience in leasing industrial/warehouse buildings in the greater Chicago metropolitan area (a “Qualified Broker”). If the parties cannot agree on a Qualified Broker within such seven (7) day period, then within seven (7) days thereafter, each party shall appoint a Qualified Broker, then within ten (10) days after the expiration of said second seven (7) day period referred to in this subsection (2), the two appointed Qualified Brokers shall select a third Qualified Broker and the third Qualified Broker shall be the sole appraiser. If one party shall fail to select a Qualified Broker within said second seven (7) day period, then the Qualified Broker chosen by the other party shall be the sole appraiser.

(iii) Within twenty one (21) days after submission of the matter to the appraisal, the appraiser shall determine the Base Rent by choosing whichever of the estimates of the Market Rate submitted by Landlord and Tenant the appraiser determines to be more accurate. The appraiser shall notify Landlord and Tenant of its decision, which shall be final and binding. If the appraiser believes that expert advice would materially assist him, the appraiser may retain one or more qualified persons to provide expert advice. The fees of the appraiser and the expenses of the appraisal proceeding, including the fees of any experts retained, shall be paid by the party whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any experts retained.

(iv) Tenant shall have the option, by written notice to Landlord within seven (7) days after Tenant’s receipt of the appraiser’s notice of decision, to either (x) revoke its exercise of the Extension Option, or (y) give Landlord final binding notice of its intent to exercise the Extension Option. If Tenant fails to timely respond during such 7-day period, Tenant will be deemed to have waived the Extension Option.

(d) Tenant may exercise the Extension Option, and the exercise thereof shall be effective, only if at the time of Tenant’s exercise of the Extension Option the Lease is in full force and effect and there has been no Tenant Event of Default and inasmuch as the option is intended only for the benefit of the Tenant named in the Lease, the entire Premises are occupied by the original Tenant named therein, and the Tenant has neither assigned the Lease or sublet any portion of the Premises. Without limitation of the foregoing, no sublessee or assignee shall be entitled to exercise any right or option hereunder, and no exercise of any right or option hereunder by the original Tenant named herein shall be effective in the event that Tenant assigns the Lease or subleases all or any part of the Premises.

6. Other Amendments. Tenant shall have no options to renew or extend the Lease, or expand or Purchase the Premises, other than as provided in this Second Amendment. Sections 5, 6 and 7 of the First Amendment are hereby deleted and are null, void and of no further force and effect. The parties hereby acknowledge that Section 8 of the First Amendment incorrectly referenced certain Lease provisions. Accordingly, Articles XXVII and XXVIII of the Lease are hereby reinstated and made a part of the Lease. Articles XXXVI, XXXVII, and XXXVIII of the Lease are hereby deleted and are null, void and of no further force and effect.

7. Condition of Premises. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT OTHER THAN AS PROVIDED IN THIS SECOND AMENDMENT AND IN SECTIONS

8.5 AND 11.1 OF THE LEASE, NO PROMISES OF LANDLORD TO ALTER, REMODEL, IMPROVE, REPAIR, DECORATE OR CLEAN THE PREMISES OR ANY PART THEREOF HAVE BEEN MADE, AND NO REPRESENTATIONS RESPECTING THE CONDITION OF THE PREMISES HAVE BEEN MADE TO TENANT BY OR ON BEHALF OF LANDLORD, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS OR HABITABILITY, AND TENANT, AS OF THE DATE HEREOF, CONTINUES TO ACCEPT THE PREMISES IN ITS “AS-IS,” “WHERE-IS” CONDITION FOR THE BALANCE OF THE TERM, THE SECOND EXTENSION TERM AND THE THIRD EXTENSION TERM.

8. Brokers. Tenant represents that Tenant has not dealt with any real estate broker, sales person or finder other than REOLOGIE, LLC, an Illinois limited liability company (the “Broker”), in connection with this Second Amendment, and that no other such person initiated or participated in the negotiation of this Second Amendment or is entitled to any fee or commission in connection herewith. Tenant agrees to indemnify and hold Landlord, any mortgagee holding an interest in the Premises, and their respective agents and employees harmless from any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorneys’ fees) arising from either (a) a claim for a fee or commission made by any broker other than the Broker, claiming to have acted by or on behalf of Tenant in connection with this Second Amendment, or (b) a claim or rights to a real estate broker lien with respect to any such broker, other than the Broker, retained by Tenant.

9. No Personal Liability. This Second Amendment is executed by the undersigned authorized agent of Landlord, not personally, but solely as authorized agent of Landlord, and it is expressly understood and agreed by the parties hereto, anything contained herein to the contrary notwithstanding, that each and all of the covenants, undertakings, representations, and agreements herein made are made and intended, not as personal covenants, undertakings, representations, warranties, and agreements of the undersigned authorized agent, but as the covenants, undertakings, representations and agreements of Landlord, and no personal liability or personal responsibility is assumed by, nor shall at any time be asserted or enforced against said authorized agent or any partner, officer, director, shareholder, manager, member, trustee, beneficiary or agent of Landlord, or under any covenant, undertaking, representation, warranty, or agreement herein contained, either expressed or implied; all such personal liability, if any, being and is expressly waived and released by the parties hereto or holder hereof, and by all persons claiming by or through or under said parties or holder hereof. In the event Landlord is in breach or default with respect to Landlord’s obligations or otherwise under the Lease, Tenant shall look solely to Landlord’s interest in the Premises for recovery of any judgments from Landlord.

10. Miscellaneous.

(a) The entire agreement of the parties concerning the Premises is set forth in the Lease, as amended herein. No prior agreement or understanding with respect to the Lease and this Second Amendment shall be valid or of any force and effect. The recitals to this Second Amendment are incorporated herein by reference and constitute a part hereof.

(b) In the event of any conflict or inconsistency between the terms and conditions of this Second Amendment and the terms and conditions of the Lease, the terms and conditions of this Second Amendment shall in all instances govern and control.

(c) Tenant and Landlord hereby represent, each to the other, they have the power and authority to enter into this Second Amendment. This Second Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors and assigns.

(d) To facilitate execution, this Second Amendment may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. A fully executed facsimile or e-mail copy of this Second Amendment shall be effective as an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to be effective as of the date first above written.

LANDLORD: MLRP 1319 MARQUETTE LLC, a Delaware limited liability company

By:	ML Realty Partners, LLC, a Delaware limited liability company

Its:	Sole Member

By:	/s/ Michael Dolan
Name:	Michael Dolan
Title:	SVP

TENANT: NANOPHASE TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Jess Jankowski
Name:	JESS JANKOWSKI
Title:	PRESIDENT & CHIEF EXECUTIVE OFFICER

EXHIBIT A

LANDLORD’S WORK

(SEE ATTACHED)

Marquette Drive
LakeSide Drive

1319 Marquette Drive Romeoville, IL

Green Area & Blue Area = Asphalt Milling & Paving 2" Inches

1. Remove concrete wheel stops from pavement surface & set aside.
2. Total pavement milling of areas 2" inches below existing grades using cold milling machines.
3. Adjust sewers to accept new pavement grade as needed by use of steel risers and/or elliptical pavement milling.
4. PowerSweep Areas with mobile street sweeper, remove all millings and debris prior to asphalt primer application.
5. Apply CSS-1 liquid asphalt primer @ .25 gallons per square yard.
6. Level and patch low areas and potholes prior to surface course installation.
7. Install 2" inches of compacted MOD-I11 bituminous mix. Compact using 8 ton vibratory rollers.
8. Layout and stripe parking stalls and traffic markings using O.S.H.A approved set fast traffic paint.
9. Align & install concrete wheel stops using new steel anchor pins.

Area Quantites

Green
45,700 Square Feet.
118 Wheel Stops

Blue
62,000 Square Feet.